Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

A 40 PERCENT INCREASE IN FULL YEAR EARNINGS

MIAMI (December 18, 2015) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced adjusted net income for the full year 2015 of $2.1 billion, or $2.70 diluted EPS, compared to $1.5 billion, or $1.93 diluted EPS, for the prior year. Full year 2015 U.S. GAAP net income was $1.8 billion, or $2.26 diluted EPS, which included unrealized losses (non-cash) on fuel derivatives of $332 million and other net charges of $17 million. Full year 2014 U.S. GAAP net income was $1.2 billion, or $1.56 diluted EPS, which included unrealized losses (non-cash) on fuel derivatives of $268 million and other net charges of $20 million. Revenues for the full year 2015 were $15.7 billion compared to $15.9 billion for the prior year due to the unfavorable impact from currency exchange rates of over $800 million.

Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted, “We nearly doubled our fourth quarter results and ended the year with 40 percent higher earnings. Strong operational execution delivered $0.25 per share higher earnings than the mid-point of our full year 2015 December guidance, despite a $0.10 drag from the net impact of currency and fuel prices. This year we achieved a 4.3 percent improvement (constant currency) in revenue yields compared to the prior year due to higher onboard revenues and increased ticket prices as we have driven demand in excess of capacity growth, while our ongoing efforts to leverage our industry-leading scale helped to contain costs. Our strong performance led to record operating cash flow of well over $4 billion versus $3.4 billion last year,” Donald stated.

Key metrics for the fourth quarter 2015 compared to the prior year were as follows:

•	Net revenue yields (net revenue per available lower berth day or “ALBD”) increased 4.1 percent in constant currency, which was better than the company’s September guidance, up 3 percent. Gross revenue yields decreased 2.5 percent in current dollars due to changes in currency exchange rates.

•	Net cruise costs excluding fuel per ALBD increased 3.2 percent in constant currency, which was in line with September guidance, up 3 percent. Gross cruise costs including fuel per ALBD decreased 10.7 percent in current dollars.

•	Fuel prices declined 46 percent to $316 per metric ton for 4Q 2015 from $584 per metric ton in 4Q 2014 and were better than September guidance of $366 per metric ton.

•	Changes in currency exchange rates reduced earnings by $0.08 per share.

•	Adjusted net income was $389 million, or $0.50 diluted EPS, before U.S. GAAP unrealized losses (non-cash) on fuel derivatives of $117 million, or $0.15 diluted EPS. U.S. GAAP net income was $270 million, or $0.35 diluted EPS.

•	The company repurchased approximately 8 million shares under its $1 billion stock repurchase program.

Highlights during the fourth quarter included the grand opening of Amber Cove, a new Carnival Corporation cruise facility on the northern coast of the Dominican Republic, and the launch of P&O Cruises (Australia’s) Pacific Aria and Pacific Eden, which have been impeccably appointed to suit Australian guests. In October, Carnival Cruise Line and AIDA Cruises announced they will each enter the China market in 2017 with a second Carnival Cruise Line ship to be positioned there in 2018. In 2016, there is already a combined fleet of six ships from the Costa Cruises and Princess Cruises brands scheduled to operate in China. Also, Princess Cruises will introduce the Majestic Princess to the Chinese market in 2017. That ship is currently under construction and will be the first vessel built specifically for Chinese guests incorporating a unique blend of international and Chinese features. Carnival Corporation also recently announced the formation of a joint venture with the China State Shipbuilding Corporation and the China Investment Corporation aimed at accelerating the development and growth of the overall cruise industry in China including the planned launch of the first world-class, multi-ship domestic cruise brand in the Chinese market. These latest developments further strengthen the company’s leading position in China, which is expected to, over time, surpass North America as the world’s largest cruising region.

2016 Outlook

At this time, cumulative advance bookings for the first three quarters of 2016 are well ahead of the prior year at slightly higher constant currency prices. Since September, booking volumes for the first three quarters of 2016 are in line with last year’s levels at higher prices.

Donald noted, “As we had anticipated, with less inventory remaining for sale, we have begun to sell at higher prices than the same time last year, particularly close to departure, affirming our expectation of continued yield improvement in 2016.”

Based on current booking trends, the company forecasts full year 2016 net revenue yields in constant currency to be up approximately 3 percent compared to the prior year, of which approximately 1 percent is due to an accounting reclassification for the Europe, Australia and Asia segment. The company expects net cruise costs excluding fuel per ALBD in constant currency for full year 2016 to be up approximately 2 percent, of which approximately 1.5 percent is also due to the reclassification. The reclassification has no impact on operating income.

Current currency exchange rates and fuel prices, net of fuel derivatives, are $0.22 per share favorable compared to the prior year. Taking the above factors into consideration, the company forecasts full year 2016 adjusted earnings per share to be in the range of $3.10 to $3.40, compared to 2015 adjusted earnings of $2.70 per share.

Looking forward, Donald stated, “We have accelerated progress toward and remain well positioned to achieve our double digit return on invested capital threshold in the next two to three years. Over time, we expect to continue to return excess cash to shareholders as demonstrated by our recent 20 percent increase in quarterly dividends and more than $400 million in share repurchases.”

Donald also noted that four new ships are scheduled to enter service for Carnival Corporation brands in 2016. Holland America Line’s Koningsdam and AIDAprima will debut in April, Carnival Vista will enter service in May, and Seabourn Encore in December. Each vessel has a wide variety of exciting and innovative new features that will generate consumer buzz for those brands.

First Quarter 2016 Outlook

First quarter constant currency net revenue yields are expected to be up 3.5 to 4.5 percent compared to the prior year. Net cruise costs excluding fuel per ALBD for the first quarter are expected to be 2.5 to 3.5 percent higher in constant currency compared to the prior year. Based on the above factors, the company expects adjusted earnings for the first quarter 2016 to be in the range of $0.28 to $0.32 per share, compared to 2015 adjusted earnings of $0.20 per share.

Selected Key Forecast Metrics

	Full Year 2016		First Quarter 2016
Year over year change:	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net revenue yields	Flat - up slightly	Approx. 3%	(0.5) to (1.5)%	3.5 to 4.5%
Net cruise costs excl. fuel / ALBD	Approx. 1%	Approx. 2%	0.0 to 1.0%	2.5 to 3.5%

	Full Year 2016		First Quarter 2016
Fuel price per metric ton	$246		$239
Fuel consumption (metric tons in thousands)	3,260		800
Currency: Euro	$1.10 to €1		$1.10 to €1
Sterling	$1.51 to £1		$1.51 to £1
Australian dollar	$0.73 to A$1		$0.73 to A$1
Canadian dollar	$0.73 to C$1		$0.73 to C$1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. GMT) today to discuss its 2015 fourth quarter and full year results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of 10 cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Line, Fathom, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 99 ships totaling 216,000 lower berths with 18 new ships scheduled to be delivered between 2016 and 2022. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P500 and the FTSE 100 indices. Additional information can be found on www.carnival.com, www.fathom.org, www.hollandamerica.com, www.princess.com, www.seabourn.com, www.aida.de, www.costacruise.com, www.cunard.com, www.pocruises.com.au, and www.pocruises.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
1 305 406 7862	1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact, among other things, the forecasting of our adjusted earnings per share; net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; net cruise costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill, ship and trademark fair values and outlook. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•	general economic and business conditions;

•	increases in fuel prices;

•	incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew;

•	the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel;

•	negative publicity concerning the cruise industry in general or us in particular, including any adverse environmental impacts of cruising;

•	geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect;

•	economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs;

•	changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate;

•	our inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations;

•	increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages;

•	lack of continuing availability of attractive, convenient and safe port destinations on terms that are favorable or consistent with our expectations;

•	continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the prices for, the services and products provided by these vendors;

•	disruptions and other damages to our information technology and other networks and operations, and breaches in data security;

•	failure to keep pace with developments in technology;

•	competition from and overcapacity in the cruise ship and land-based vacation industry;

•	loss of key personnel or our ability to recruit or retain qualified personnel;

•	union disputes and other employee relationship issues;

•	disruptions in the global financial markets or other events that may negatively affect the ability of our counterparties and others to perform their obligations to us;

•	the continued strength of our cruise brands and our ability to implement our strategies;

•	additional risks to our international operations not generally applicable to our U.S. operations;

•	our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates;

•	litigation, enforcement actions, fines or penalties;

•	fluctuations in foreign currency exchange rates;

•	whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations;

•	risks associated with our dual listed company arrangement;

•	uncertainties of a foreign legal system as Carnival Corporation and Carnival plc are not U.S. corporations and

•	the ability of a small group of shareholders effectively to control the outcome of shareholder voting.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2015	2014	2015	2014
Revenues
Cruise
Passenger tickets	$2,709	$2,745	$11,601	$11,889
Onboard and other	969	941	3,887	3,780
Tour and other	33	32	226	215

	3,711	3,718	15,714	15,884

Operating Costs and Expenses
Cruise
Commissions, transportation and other	490	520	2,161	2,299
Onboard and other	131	127	526	519
Payroll and related	471	491	1,859	1,942
Fuel	253	464	1,249	2,033
Food	244	245	981	1,005
Other ship operating	603	621 (a)	2,516	2,463 (a)
Tour and other	26	30	155	160

	2,218	2,498	9,447	10,421
Selling and administrative	564	547	2,067	2,054
Depreciation and amortization	419	408 (a)	1,626	1,637 (a)

	3,201	3,453	13,140	14,112

Operating Income	510	265	2,574	1,772

Nonoperating (Expense) Income
Interest income	2	2	8	8
Interest expense, net of capitalized interest	(50)	(76)	(217)	(288)
Losses on fuel derivatives, net (b)	(198)	(280)	(576)	(271)
Other income (expense), net	7	(8)	10	4

	(239)	(362)	(775)	(547)

Income (Loss) Before Income Taxes	271	(97)	1,799	1,225
Income Tax Expense, Net	(1)	(7)	(42)	(9)

Net Income (Loss)	$270	$(104)	$1,757	$1,216

Earnings (Loss) Per Share
Basic	$0.35	$(0.13)	$2.26	$1.57

Diluted	$0.35	$(0.13)	$2.26	$1.56

Adjusted Earnings Per Share-Diluted (c)	$0.50	$0.27	$2.70	$1.93

Dividends Declared Per Share	$0.30	$0.25	$1.10	$1.00

Weighted-Average Shares Outstanding – Basic	774	776	777	776

Weighted-Average Shares Outstanding – Diluted	777	776	779	778

(a)	In the first quarter of 2015, we revised and corrected the accounting for one of our brands’ marine and technical spare parts in order to consistently expense them fleetwide. Had we not revised, this accounting may have resulted in material inconsistencies to our financial statements in the future. Accordingly, we will revise other previously reported results in future filings. This revision increased our three and twelve months ended November 30, 2014 other ship operating expenses by $1 million and $18 million and depreciation expense by $1 million and $2 million, respectively.
(b)	During the three months ended November 30, 2015 and 2014, our losses on fuel derivatives, net include unrealized losses of $117 million and $277 million and realized losses of $81 million and $3 million, respectively. During the twelve months ended November 30, 2015 and 2014, our losses on fuel derivatives, net include unrealized losses of $332 million and $268 million and net realized losses of $244 million and $2 million, respectively.
(c)	See the U.S. GAAP net income (loss) to Adjusted net income reconciliations in the Non-GAAP Financial Measures included herein.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	November 30,
	2015	2014
ASSETS
Current Assets
Cash and cash equivalents	$1,395	$331
Trade and other receivables, net	303	332
Insurance recoverables	109	154
Inventories	330	349
Prepaid expenses and other	314	322

Total current assets	2,451	1,488

Property and Equipment, Net	31,888	32,819

Goodwill	3,010	3,127

Other Intangibles	1,238	1,270

Other Assets	650	744

	$39,237	$39,448

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$30	$666
Current portion of long-term debt	1,344	1,059
Accounts payable	627	626
Accrued liabilities and other	1,683	1,538
Customer deposits	3,272	3,032

Total current liabilities	6,956	6,921

Long-Term Debt	7,413	7,363

Other Long-Term Liabilities	1,097	960

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 653 shares at 2015 and 652 shares at 2014 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 216 shares at 2015 and 2014 issued	358	358
Additional paid-in capital	8,562	8,384
Retained earnings	20,060	19,158
Accumulated other comprehensive loss	(1,741)	(616)
Treasury stock, 70 shares at 2015 and 59 shares at 2014 of Carnival Corporation and 27 shares at 2015 and 32 shares at 2014 of Carnival plc, at cost	(3,475)	(3,087)

Total shareholders’ equity	23,771	24,204

	$39,237	$39,448

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2015	2014	2015	2014
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	19,622	19,170	77,307	76,000
Occupancy percentage (b)	102.5%	101.9%	104.8%	104.1%
Passengers carried (in thousands)	2,699	2,623	10,837	10,566
Fuel consumption in metric tons (in thousands)	802	794	3,181	3,194
Fuel consumption in metric tons per ALBD	0.041	0.041	0.041	0.042
Fuel cost per metric ton consumed	$316	$584	$393	$636
Currencies
U.S. dollar to Euro	$1.11	$1.27	$1.12	$1.34
U.S. dollar to Sterling	$1.53	$1.60	$1.54	$1.66
U.S. dollar to Australian dollar	$0.71	$0.88	$0.76	$0.91
U.S. dollar to Canadian dollar	$0.75	$0.89	$0.79	$0.91

CASH FLOW INFORMATION
Cash from operations	$978	$637	$4,545	$3,430
Capital expenditures	$590	$906	$2,294	$2,583
Dividends paid	$232	$194	$816	$776

Notes to Statistical Information

(a)	ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.
(b)	In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows (dollars in millions, except yields) (a) (b):

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2015	2015 Constant Dollar	2014	2015	2015 Constant Dollar	2014
Passenger ticket revenues	$2,709	$2,838	$2,745	$11,601	$12,316	$11,889
Onboard and other revenues	969	1,001	941	3,887	4,052	3,780

Gross cruise revenues	3,678	3,839	3,686	15,488	16,368	15,669

Less cruise costs
Commissions, transportation and other	(490)	(516)	(520)	(2,161)	(2,324)	(2,299)
Onboard and other	(131)	(136)	(127)	(526)	(549)	(519)

	(621)	(652)	(647)	(2,687)	(2,873)	(2,818)

Net passenger ticket revenues	2,219	2,322	2,225	9,440	9,992	9,590
Net onboard and other revenues	838	865	814	3,361	3,503	3,261

Net cruise revenues	$3,057	$3,187	$3,039	$12,801	$13,495	$12,851

ALBDs	19,621,729	19,621,729	19,170,347	77,307,323	77,307,323	75,999,952

Gross revenue yields	$187.46	$195.65	$192.29	$200.34	$211.73	$206.17
% (decrease) increase vs. 2014	(2.5)%	1.7%		(2.8)%	2.7%

Net revenue yields	$155.80	$162.44	$158.53	$165.58	$174.57	$169.09
% (decrease) increase vs. 2014	(1.7)%	2.5%		(2.1)%	3.2%

Net passenger ticket revenue yields	$113.09	$118.34	$116.07	$122.11	$129.25	$126.18
% (decrease) increase vs. 2014	(2.6)%	2.0%		(3.2)%	2.4%

Net onboard and other revenue yields	$42.70	$44.11	$42.46	$43.48	$45.32	$42.90
% increase vs. 2014	0.6%	3.9%		1.3%	5.6%

		Three Months Ended November 30,			Twelve Months Ended November 30,
		2015 Constant Currency	2014		2015 Constant Currency	2014
Net passenger ticket revenues		$2,366	$2,225		$10,123	$9,590
Net onboard and other revenues		872	814		3,513	3,261

Net cruise revenues		$3,238	$3,039		$13,636	$12,851

ALBDs		19,621,729	19,170,347		77,307,323	75,999,952

Net revenue yields		$165.00	$158.53		$176.39	$169.09
% increase vs. 2014		4.1%			4.3%

Net passenger ticket revenue yields		$120.59	$116.07		$130.94	$126.18
% increase vs. 2014		3.9%			3.8%

Net onboard and other revenue yields		$44.41	$42.46		$45.45	$42.90
% increase vs. 2014		4.6%			5.9%

(See Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2015	2015 Constant Dollar	2014	2015	2015 Constant Dollar	2014
Cruise operating expenses	$2,192	$2,280	$2,468	$9,292	$9,767	$10,261
Cruise selling and administrative expenses	561	584	545	2,058	2,168	2,046

Gross cruise costs	2,753	2,864	3,013	11,350	11,935	12,307
Less cruise costs included above
Commissions, transportation and other	(490)	(516)	(520)	(2,161)	(2,324)	(2,299)
Onboard and other	(131)	(136)	(127)	(526)	(549)	(519)
Restructuring expenses	(4)	(5)	(18)	(25)	(30)	(18)
Gains (losses) on ship sales and ship impairment, net	2	2	(17)	8	8	(2)

Net cruise costs	2,130	2,209	2,331	8,646	9,040	9,469
Less fuel	(253)	(253)	(464)	(1,249)	(1,249)	(2,033)

Net cruise costs excluding fuel	$1,877	$1,956	$1,867	$7,397	$7,791	$7,436

ALBDs	19,621,729	19,621,729	19,170,347	77,307,323	77,307,323	75,999,952

Gross cruise costs per ALBD	$140.30	$145.95	$157.18	$146.81	$154.39	$161.93
% decrease vs. 2014	(10.7)%	(7.1)%		(9.3)%	(4.7)%

Net cruise costs per ALBD	$108.53	$112.61	$121.61	$111.83	$116.94	$124.59
% decrease vs. 2014	(10.8)%	(7.4)%		(10.2)%	(6.1)%

Net cruise costs excluding fuel per ALBD	$95.62	$99.70	$97.41	$95.68	$100.78	$97.84
% (decrease) increase vs. 2014	(1.8)%	2.4%		(2.2)%	3.0%

		Three Months Ended November 30,			Twelve Months Ended November 30,
		2015 Constant Currency	2014		2015 Constant Currency	2014
Net cruise costs excluding fuel		$1,972	$1,867		$7,828	$7,436

ALBDs		19,621,729	19,170,347		77,307,323	75,999,952

Net cruise costs excluding fuel per ALBD		$100.49	$97.41		$101.26	$97.84
% increase vs. 2014		3.2%			3.5%

(See next page for Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Adjusted fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended November 30,		Twelve Months Ended November 30,

	2015	2014	2015	2014
Net income (loss)
U.S. GAAP net income (loss)	$270	$(104)	$1,757	$1,216
Restructuring expenses (c)	4	18	25	18
(Gains) losses on ship sales and ship impairment, net (c)	(2)	17	(8)	2
Unrealized losses on fuel derivatives (d)	117	277	332	268

Adjusted net income	$389	$208	$2,106	$1,504

Weighted-average shares outstanding (e)	777	776	779	778

Earnings (loss) per share
U.S. GAAP earnings (loss) per share	$0.35	$(0.13)	$2.26	$1.56
Restructuring expenses (c)	—	0.02	0.03	0.02
Losses (gains) on ship sales and ship impairment, net (c)	—	0.02	(0.01)	—
Unrealized losses on fuel derivatives (d)	0.15	0.36	0.42	0.35

Adjusted earnings per share	$0.50	$0.27	$2.70	$1.93

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segments’ financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business; gains and losses on ship sales and ship impairments, net; and restructuring expenses that are not part of our core operating business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices and food expenses, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs. Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. In addition, we exclude gains and losses on ship sales and ship impairments, net and restructuring expenses from our calculation of net cruise costs with and without fuel as they are not considered part of our core operating business.

As a result of our revision of 2014 cruise ship operating expenses, our previously reported results changed as follows (in millions, except per ALBD data):

	Three Months Ended November 30, 2014		Twelve Months Ended November 30, 2014
	As Previously Reported	As Revised	As Previously Reported	As Revised
Gross cruise costs per ALBD	$157.12	$157.18	$161.69	$161.93
Net cruise costs per ALBD	$121.55	$121.61	$124.35	$124.59
Net cruise costs excluding fuel per ALBD	$97.35	$97.41	$97.60	$97.84
U.S. GAAP net (loss) income	$(102)	$(104)	$1,236	$1,216
Adjusted net income	$210	$208	$1,524	$1,504

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs without unreasonable efforts. As such, management has not provided this reconciling information.

In addition, our Europe, Australia & Asia (“EAA”) cruise brands utilize the euro, sterling and Australian dollar as their functional currency, the monetary unit of the primary economic environment in which they operate, to measure their results and financial condition. This subjects us to foreign currency translational risk. All of our North American (“NA”) and EAA cruise brands also have revenues and expenses that are in a currency other than their functional currency. This subjects us to foreign currency transactional risk.

We report non-GAAP financial measures on a “constant dollar” and “constant currency” basis assuming the 2015 periods’ currency exchange rates have remained constant with the 2014 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting is a Non-GAAP financial measure that removes only the impact of changes in exchange rates on the translation of our EAA brands.

Constant currency reporting is a Non-GAAP financial measure that removes the impact of changes in exchange rates on the translation of our EAA brands (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency for both our NA and EAA brands.

Examples:

•	The translation of our EAA brand operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•	Our NA brands have a U.S. dollar functional currency but also have revenue and expense transactions in currencies other than the U.S. dollar. If the U.S. dollar strengthens against these other currencies it reduces the U.S. dollar revenues and expenses. If the U.S. dollar weakens against these other currencies it increases the U.S. dollar revenues and expenses.

•	Our EAA brands have a euro, sterling and Australian dollar functional currency but also have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies it increases the functional currency revenues and expenses.

Our foreign currency transactional impact is more significant to our 2015 results compared to 2014 given the continuing expansion of our global business and the heightened volatility in foreign currency exchange rates. This differed from previous years when our constant dollar reporting removed substantially all of the impact of changes in currency exchange rates between periods. Accordingly, we also reported on a constant currency basis beginning in 2015.

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP as reported, constant dollar and constant currency financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	We believe that the gains on ship sales and ship impairment, net and restructuring expenses recognized in the three and twelve months ended November 30, 2015 and 2014 are not part of our core operating business and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for gains on ship sales and ship impairment, net and restructuring expenses to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.

(d)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these unrealized gains and losses.

(e)	For the three months ended November 30, 2014, adjusted diluted weighted-average shares outstanding were 778 million, which includes the dilutive effect of equity plans.

We have excluded from our earnings guidance the impact of unrealized gains and losses on fuel derivatives because we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on an adjusted basis only. As a result, management has not provided a reconciliation between forecasted adjusted earnings per share guidance and forecasted U.S. GAAP earnings per share guidance because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort. However, we do forecast realized gains and losses on fuel derivatives by applying current Brent prices to the derivatives that settle in the forecast period.